Exhibit 99.1

Central Garden & Pet Company Announces Fiscal Second Quarter Results

Fiscal 2Q 2017 sales increased 5.3% to $569.9 million;
Fiscal 2Q 2017 diluted EPS increased to $0.67 from $0.65

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 3, 2017--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal second quarter ended March 25, 2017.

"Our second quarter results continue to reflect our initiatives to grow sales and profits organically," said George Roeth, President & CEO. "During the quarter we continued to grow faster than our categories, gaining market share across the majority of our businesses, with strong execution and a clear focus on demand-creation activities. On top of that, our M&A efforts continue to enhance our overall operating results."

Fiscal 2017 Second Quarter Financial Results

Net sales increased 5.3% to $569.9 million compared to $541.2 million in the second quarter a year ago, due in large part to the Company's recent Segrest acquisition. Organic sales growth, which excludes the Segrest business purchased in October 2016, rose 1.7%. Branded product sales of $457.2 million increased 5.7%, and sales of other manufacturers’ products of $112.7 million rose 3.9%.

Second quarter gross margin rose 90 basis points compared to the second quarter a year ago to 32.2%, with both Garden and Pet showing improvement. Operating income increased to $63.9 million from $59.4 million in the second quarter a year ago. Higher gross profit, as well as a modest decline in corporate SG&A expense, more than offset higher SG&A expenditures in the Garden and Pet segments made to help fuel future growth. Operating margin of 11.2% increased 20 basis points compared to 11.0% in the second quarter a year ago. Net income of $34.7 million rose 6.1% compared to $32.7 million in the second quarter a year ago and earnings per diluted share increased 3.1% to $0.67 from $0.65.

Pet Segment Fiscal 2017 Second Quarter Results

Second quarter net sales for the Pet segment increased 8.4% to $298.4 million, from the same period a year ago, driven primarily by the Segrest acquisition. Pet organic sales grew 1.3%, impacted to some degree from timing differences compared to the prior year, which benefited this year's first quarter and held back growth in the second quarter. For perspective, consumption in the Nielsen pet categories for our products over the 13-week period ending March 25, 2017 grew 3.0%. Fiscal year-to-date organic growth in the Pet segment was 3.6%. The Pet segment’s second quarter branded product sales were $240.5 million, up 10.9% compared to a year ago and sales of other manufacturers’ products were $57.9 million, a decrease of 0.9%.

The Pet segment’s operating income rose 6.9% compared to the second quarter a year ago to $34.6 million. Pet operating margin decreased to 11.6%, a decline of 20 basis points compared to the second quarter a year ago. While operating margin benefited from a higher gross margin, the benefit was more than offset by higher SG&A expenses as a percent of sales, most notably in the dog and cat category, which continued its efforts to consolidate several facilities during the quarter.

Garden Segment Fiscal 2017 Second Quarter Results

Net sales for the Garden segment, all organic, rose 2.1% compared to the second quarter a year ago to $271.5 million, due primarily to higher control and fertilizer sales and increased sales of other manufacturer's products. The Garden segment’s branded product sales were $216.7 million in the quarter, up 0.4% compared to the second quarter a year ago. Sales of other manufacturers’ products were up 9.4% to $54.8 million.

The Garden segment’s operating income in the quarter rose to $46.0 million compared to $44.4 million in the second quarter a year ago. Garden operating margin improved 20 basis points to 16.9%, benefiting from a higher gross margin, offset to a large degree by higher SG&A expenses as a percent of sales. SG&A expenses rose as the Company invested in demand-creation activities to drive top-line growth in the current year and beyond.

Year-to-date 2017 Operating Income, Net Earnings and EPS

Year-to-date non-GAAP results through the second quarter of 2017 exclude a $2.0 million gain on the sale of a distribution facility. Results for the same period a year ago exclude the impact of $14.3 million of incremental costs from the redemption of the Company's 2018 Notes and issuance of its 2023 Notes, that are included in the period's interest expense;

For the six months ending March 25, 2017, the Company reported:

  Year-to-date sales of $989.4 million compared with $901.1 million a year ago;
  Operating income of $83.8 million increased $15.6 million from $68.2 million in the first six months of 2016; non-GAAP operating income increased to $81.7 million from $68.2 million.
  Operating margin of 8.5% increased 90 basis points from 7.6% in the first six months of fiscal 2016. Non-GAAP operating margin of 8.3% increased 70 basis points to 7.6%.
  Net income rose 75.6% to $42.3 million from $24.1 million a year ago. Non-GAAP net income was $41.0 million compared to $33.4 million in the first six months of 2016; and
  Diluted EPS of $0.82 rose 70.8% from $0.48 per share a year ago. Non-GAAP earnings per diluted share increased 19.7% to $0.79 from $0.66 in the first six months of 2016.

2017 Guidance

Given the strong performance to-date, the Company currently expects non-GAAP earnings per fully-diluted share of $1.37 or higher for fiscal 2017, an increase of 8.7% or more from the prior year, excluding any impact from the acquisition of K&H Manufacturing that closed last week. Sales trends in the second half are expected to remain strong, however non-operating factors are expected to impact net income in the second half of the year. These factors include timing differences of corporate expenses versus the prior year, a higher projected tax rate, and two new joint venture investments which likely will have a negative effect on earnings in the back half of the current fiscal year, before contributing positively to earnings next fiscal year.

Roeth concluded, "Overall, we remain pleased with our efforts to position the company for sustained growth through organic sales gains, cost savings, margin improvement, and strategic M&A activity, all intended to drive profit growth for years to come."

Additional Information

Total debt at March 25, 2017 was $496.2 million compared to $497.0 million at March 26, 2016. Net interest expense was $6.8 million for the second quarter compared to $7.1 million in the prior-year period.

The Company’s effective tax rate for the second quarter of 2017 was 37.1%, compared with 36.0% for the second quarter of 2016. The increase in the tax rate was due primarily to reduced projected tax incentives in the current year.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its third quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13659646. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13659646.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE® and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, DMC™, SEGREST, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,100 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and cost reductions and earnings guidance for fiscal 2017 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  the recent transition to a new CEO and our dependence upon our key executives;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

ASSETS	March 25, 2017	March 26, 2016	September 24, 2016
Current assets:
Cash and cash equivalents	$6,169	$9,826	$92,982
Restricted cash	10,988	11,946	10,910
Accounts receivable (less allowance for doubtful accounts of $20,227, $23,759 and $21,069)	343,202	340,526	201,151
Inventories	426,385	390,754	362,004
Prepaid expenses and other	54,074	50,758	47,759
Total current assets	840,818	803,810	714,806

Land, buildings, improvements and equipment—net	175,940	164,794	158,224
Goodwill	230,385	213,753	231,385
Other intangible assets—net	91,424	82,989	95,865
Other assets	60,361	57,753	11,913
Total	$1,398,928	$1,323,099	$1,212,193

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$141,791	$133,211	$102,413
Accrued expenses	101,421	97,682	99,343
Current portion of long-term debt	374	594	463
Total current liabilities	243,586	231,487	202,219

Long-term debt	495,870	496,396	394,806
Other long-term obligations	64,981	62,274	60,581

Equity:
Common stock, 12,176,787, 11,908,317, and 11,998,472 shares outstanding at March 25, 2017, March 26, 2016 and September 24, 2016	122	119	120
Class A common stock, $0.01 par value: 37,731,149, 36,794,100 and 37,418,572 shares outstanding at March 25, 2017, March 26, 2016 and September 24, 2016	377	368	374
Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	391,541	391,665	393,297
Accumulated earnings	202,822	140,082	160,501
Accumulated other comprehensive income (loss)	(1,658)	(528)	(1,294)
Total Central Garden & Pet Company shareholders’ equity	593,220	531,722	553,014
Noncontrolling interest	1,271	1,220	1,573
Total equity	594,491	532,942	554,587
Total	$1,398,928	$1,323,099	$1,212,193

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 25, 2017	March 26, 2016	March 25, 2017	March 26, 2016
Net sales	$569,924	$541,249	$989,422	$901,061
Cost of goods sold and occupancy	386,395	371,910	685,215	631,936
Gross profit	183,529	169,339	304,207	269,125
Selling, general and administrative expenses	119,669	109,936	220,409	200,949
Operating income	63,860	59,403	83,798	68,176
Interest expense	(6,830)	(7,096)	(13,703)	(29,241)
Interest income	8	9	46	31
Other expense	(965)	(88)	(1,932)	(561)
Income before income taxes and noncontrolling interest	56,073	52,228	68,209	38,405
Income tax expense	20,824	18,793	25,171	13,593
Income including noncontrolling interest	35,249	33,435	43,038	24,812
Net income attributable to noncontrolling interest	565	738	717	717
Net income attributable to Central Garden & Pet Company	$34,684	$32,697	$42,321	$24,095

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.69	$0.67	$0.85	$0.50
Diluted	$0.67	$0.65	$0.82	$0.48

Weighted average shares used in the computation of net income per share:
Basic	50,079	48,717	49,872	48,641
Diluted	51,983	50,445	51,911	50,558

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP operating income on a consolidated and segment basis and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis, because such reconciliation cannot be done without unreasonable efforts due to the potential significant variability and limited visibility of the excluded items discussed below.

Non-GAAP financial measures reflect adjustments based on the following items:

  Gains or losses on disposals of significant plant assets: we have excluded the impact of gains or losses on the disposal of facilities as these represent infrequent transactions that impact comparability between operating periods. We believe the adjustment of these gains or losses supplements the GAAP information with a measure that may be used to help assess the sustainability of our continuing operating performance.
  Loss on early extinguishment of debt: we have excluded the charges associated with the refinancing of our 2018 Notes as the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions.
  Tax impact: the adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.
  We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1)	During the first quarter of fiscal 2017, we recorded a $2.0 million gain in our Garden segment from the sale of a distribution facility resulting from rationalizing our facilities to reduce excess capacity. This adjustment was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.

(2)	During the first quarter of fiscal 2016, we redeemed our 2018 Notes and issued senior notes due November 2023. As a result of the redemption, we incurred incremental expenses of $14.3 million, comprised of a call premium payment of $8.3 million, a $2.7 million payment of overlapping interest expense for 30 days and a $3.3 million non-cash charge for the write off of unamortized deferred financing costs and discount related to the 2018 Notes. These amounts are included in Interest expense in the condensed consolidated statements of operations.

Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Six Months Ended
		March 25, 2017	March 26, 2016
GAAP operating income		$83,798	$68,176
Sale of distribution facility	(1)	(2,050)	—
Non-GAAP operating income		$81,748	$68,176
GAAP operating margin		8.5%	7.6%
Non-GAAP operating margin		8.3%	7.6%

		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Six Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		March 25, 2017	March 26, 2016
GAAP net income (loss) attributable to Central Garden & Pet		$42,321	$24,095
Sale of distribution facility	(1)	(2,050)	—
2018 notes redemption	(2)	—	14,339
Tax effects of non-GAAP adjustments		757	(5,075)
Total net income (loss) impact from non-GAAP adjustments		$(1,293)	$9,264
Non-GAAP net income attributable to Central Garden & Pet		$41,028	$33,359
GAAP diluted net income per share		$0.82	$0.48
Non-GAAP diluted net income per share		$0.79	$0.66
Shares used in GAAP diluted net earnings per share calculation		51,911	50,558
Shares used in non-GAAP diluted net earnings per share calculation		51,911	50,558

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended March 25, 2017
	Consolidated		Pet Segment
		Percentage change		Percentage change

Reported net sales - Q2 FY17 (GAAP)	$569.9		$298.4
Reported net sales - Q2 FY16 (GAAP)	541.2		275.3
Increase in net sales	28.7	5.3%	23.1	8.4%
Effect of acquisition and divestitures on increase in net sales	19.4	3.6%	19.4	7.1%
Increase in organic net sales - Q2 2017	$9.3	1.7%	$3.7	1.3%

	GAAP to Non-GAAP Reconciliation (in millions) For the Six Months Ended March 25, 2017
	Consolidated		Pet Segment
		Percent change		Percent change
Reported net sales - Q2 FY17 (GAAP)	$989.4		$602.4
Reported net sales - Q2 FY16 (GAAP)	901.1		524.0
Increase in net sales	88.3	9.8%	78.4	15.0%
Effect of acquisition and divestitures on increase in net sales	54.4	6.0%	59.6	11.4%
Increase in organic net sales	$33.9	3.8%	$18.8	3.6%

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications